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                                                                   EXHIBIT 4.1.1

                             SUPPLEMENTAL INDENTURE


         Supplemental Indenture (this "Supplemental Indenture"), dated as of February 9, 1998, by and among Key Plastics, Inc., a Michigan corporation (the "Company"), Key Plastics Technology, L.L.C., a Michigan limited liability company and majority-owned subsidiary of the Company ("Key Technology"), and Chase Manhattan Trust Company, National Association, formerly known as Mellon Bank, F.S.B. (successor to KeyBank National Association, formerly known as Society National Bank), as Trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 17, 1992 as amended to date (the "Indenture"), providing for the issuance of an aggregate principal amount of $65,000,000 of 14% Senior Notes due 1999 (the "Securities"); and

         WHEREAS, pursuant to each of a Contribution and Assignment Agreement (the "Contribution Agreement") and an Assumption Agreement (the "Assumption Agreement"), a related documents thereto, between the Company and Key Technology, each dated on even date herewith, the Company has contributed, assigned, transferred, conveyed and delivered substantially all of its properties and assets and assigned substantially all of its liabilities to Key Technology, each as more particularly set forth in the Contribution Agreement and the Assumption Agreement; and

         WHEREAS, Key Technology intends to assume all the obligations of the Company under the Securities and the Indenture; and

         WHEREAS, pursuant to Section 5.02 of the Indenture, from and after the date hereof Key Technology shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture; and

         WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Company, Key Technology and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Senior Subordinated Notes as follows:

            i.        Capitalized Terms.  Capitalized terms used herein without
                definition shall have the meanings assigned to them in the Indenture.



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            ii.     Agreement to Assume Obligations. Key Technology hereby
                agrees to assume all the obligations of the Company under the Securities and the Indenture.

           iii. Company Obligations. The Company shall be relieved of all obligations under the Securities and the Indenture.

           iv. No Recourse Against Others. Pursuant to Section 11.10 of the Indenture, no director, officer, employee, stockholder or incorporator of Key Technology shall have any liability for any obligations of Key Technology under the Securities, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Security holder by accepting a Security waives and releases all such liability. Such waiver and release is part of the consideration for the issuance of the Securities.

           v. Governing Law. The laws of the State of New York, as applied to contracts made and performed within the State of New York, shall govern this Supplemental Indenture, without regard to principles of conflicts of law.

           vi. Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original but all of them together represent the same agreement.

           vii. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first written above.

                                  KEY PLASTICS, INC.


                                  By:  /s/ Mark J. Abbo
                                       --------------------
                                       Name:  Mark J. Abbo
                                       Title:    Treasurer and Assistant
                                                      Secretary

                                  KEY PLASTICS TECHNOLOGY, L.L.C.



                                  By:  Key Plastics, Inc.
                                  Title:    Managing Member



                                       By: /s/ Mark J. Abbo
                                          ----------------------
                                           Name: Mark J. Abbo
                                           Title:  Treasurer and Assistant
                                                   Secretary

                                  CHASE MANHATTAN TRUST COMPANY,
                                  NATIONAL ASSOCIATION, as Trustee



                                  By:  /s/ Robert Schmidt
                                     --------------------------
                                    Name:  Robert Schmidt
                                         ----------------------
                                    Title:  Vice President
                                          ---------------------








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